      Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333 -229212) pertaining to the Hudson Ltd. Restricted Share Unit Plan of our report dated March 14, 2019, with respect to the consolidated financial statements of Hudson Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young AG
Basel, Switzerland
March 14, 2019